Exhibit 10 (a)

EXECUTION COPY

TRANSACTION AGREEMENT

dated as of February 12, 2013

among

GENERAL ELECTRIC COMPANY,

COMCAST CORPORATION,

NATIONAL BROADCASTING COMPANY HOLDING, INC.,

NAVY HOLDINGS, INC.,

NBCUNIVERSAL, LLC

and

NBCUNIVERSAL MEDIA, LLC

Page

ARTICLE 1
CLOSING; PRE-CLOSING AND CLOSING ACTIONS

Section 1.01 Section 1.02 Section 1.03 Section 1.04	Closing Actions Pre-Closing Transaction Closing Post-Closing Ownership	2 5 5 6

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF NBCUNIVERSAL

Section 2.01 Section 2.02 Section 2.03 Section 2.04 Section 2.05 Section 2.06	Organization, Qualification and Authority No Conflict Consents and Approvals Absence of Litigation Brokers No Other Representations or Warranties	6 7 7 7 8 8

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GE, NBCH AND HOLDCO

Section 3.01 Section 3.02 Section 3.03 Section 3.04 Section 3.05 Section 3.06 Section 3.07 Section 3.08 Section 3.09 Section 3.10 Section 3.11
Incorporation, Qualification and Authority
Capital Structure of HoldCo
Ownership of HoldCo and NBCH
Ownership of NBCUniversal Common Units
No Conflict
Consents and Approvals
Absence of Litigation
No Liabilities
Brokers
Securities Matters
No Other Representations or Warranties
9 10 11 11 11 11 12 12 12 13 13

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMCAST

Section 4.01 Section 4.02 Section 4.03 Section 4.04 Section 4.05 Section 4.06 Section 4.07 Section 4.08	Incorporation, Qualification and Authority No Conflict Consents and Approvals Absence of Litigation Brokers Securities Matters Guarantees of HoldCo Notes No Other Representations or Warranties	14 15 15 15 16 16 16 16

(i)

(continued)
Page

ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.01 Section 5.02 Section 5.03 Section 5.04 Section 5.05 Section 5.06 Section 5.07 Section 5.08 Section 5.09 Section 5.10 Section 5.11 Section 5.12 Section 5.13 Section 5.14 Section 5.15
Conduct of HoldCo
Reasonable Best Efforts, Regulatory and Other Authorizations; Consents
Further Action
HoldCo Third Party Financing
Advertising
NBCUniversal LLC Agreement
NBCUniversal Media
Releases
GE Transition Services Agreement Matters
Termination of GE Credit Support Arrangements
Amendment to Peacock Fund Side Letter
Pricing
HoldCo Preferred Shares Holding Period
Resignations
Financial Reporting
17 18 19 19 22 22 23 23 24 25 25 26 26 27 27

ARTICLE 6
CERTAIN TAX MATTERS

Section 6.01 Section 6.02 Section 6.03	Certain Tax Matters Certain Other Tax Matters Distribution	27 27 28

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.01 Section 7.02	Conditions to Obligations of GE, NBCH and HoldCo Conditions to Obligations of Comcast and NBCUniversal	28 29

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Section 8.02 Section 8.03 Section 8.04	Termination Notice of Termination Effect of Termination Extension; Waiver	31 31 31 32

(ii)

(continued)
Page

ARTICLE 9
INDEMNIFICATION

Section 9.01 Section 9.02 Section 9.03 Section 9.04 Section 9.05 Section 9.06 Section 9.07 Section 9.08 Section 9.09 Section 9.10
Indemnification by GE
Indemnification by Comcast
Indemnification by NBCUniversal
Notification of Claims
Exclusive Remedies
Additional Indemnification Provisions
Certain Losses
Mitigation
Third Party Remedies
Limitation on Liability
32 33 34 34 35 36 36 36 37 37

ARTICLE 10
GENERAL PROVISIONS

Section 10.01
Section 10.02
Section 10.03
Section 10.04
Section 10.05
Section 10.06
Section 10.07
Section 10.08
Section 10.09
Section 10.10
Section 10.11
Section 10.12
Section 10.13
Section 10.14
Section 10.15
Section 10.16

Survival
Expenses
Notices
Severability
Entire Agreement
Assignment
No Third-Party Beneficiaries
Amendment
Dispute Resolution
Governing Law; Submission to Jurisdiction; Waivers
Specific Performance
Rules of Construction
Counterparts
Waiver of Jury Trial
Non-Recourse
Public Announcements
38 38 38 40 40 41 41 41 41 42 43 43 44 44 44 44

(iii)

ANNEXES

Annex I

SCHEDULES

Schedule 2.03
Schedule 3.04
Schedule 3.08
Schedule 5.12

EXHIBITS

Exhibit A-1
Exhibit A-2
Exhibit B
Exhibit C
Exhibit D
Exhibit E-1
Exhibit E-2
Exhibit E-3
Exhibit E-4
Exhibit F
Exhibit G
Exhibit H
Exhibit I
Exhibit J
Exhibit K
Exhibit L
Exhibit M
Exhibit N
Exhibit O

Definitions

Requisite Approvals/Filings
HoldCo’s Equity Interests
No Liabilities
Preferred Pricing

Form of NBCUniversal Common Unit Redemption Agreement
Form of NBCUniversal Common Unit Purchase Agreement
Form of TMA Assignment and Assumption Agreement
Form of NBCUniversal LLC Agreement Amendment
Form of Indenture
Form of Three-Year HoldCo Note
Form of Five-Year Floating Rate HoldCo Note
Form of Five-Year Fixed Rate HoldCo Note
Form of Six-Year HoldCo Note
Form of Certificate of Incorporation
Form of Certificate of Designations
Form of Bylaws
Form of Exchange Agreement
Form of HoldCo Share Purchase Agreement
Form of Second Amended and Restated NBCUniversal LLC Agreement
TMA Amendment Agreement
Form of NBCH Assignment and Assumption Agreement
Amended and Restated Schedule A to the GE TSA
Form of Comcast Indemnity

(iv)

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of February 12, 2013, is made by and among GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), COMCAST CORPORATION, a Pennsylvania corporation (“Comcast”), NBCUNIVERSAL, LLC, a Delaware limited liability company (“NBCUniversal”), NBCUNIVERSAL MEDIA, LLC, a Delaware limited liability company (“NBCUniversal Media”), NATIONAL BROADCASTING COMPANY HOLDING, INC., a Delaware corporation (“NBCH”), and NAVY HOLDINGS, INC., a Delaware corporation (“HoldCo”).  Terms used but not otherwise defined herein shall have the meanings set forth in Annex I.

W I T N E S S E T H:

WHEREAS, pursuant to a Master Agreement dated as of December 3, 2009 (as amended or otherwise modified from time to time, the “Master Agreement”) by and among GE, Comcast, NBCUniversal and NBCUniversal Media, LLC (f/k/a NBC Universal, Inc.), on January 28, 2011 (i) Comcast, GE, HoldCo and the other parties thereto entered into an Amended and Restated Limited Liability Company Agreement of NBCUniversal (as amended or otherwise modified from time to time prior to the Closing, the “NBCUniversal LLC Agreement”) and (ii) Comcast indirectly acquired 51% of the Units (as defined in the NBCUniversal LLC Agreement) of NBCUniversal (the “NBCUniversal Common Units”);

WHEREAS, HoldCo owns the remaining 49% of the NBCUniversal Common Units; and

WHEREAS, simultaneously herewith, (i) General Electric Capital Corporation and NBCUniversal Media are entering into an Omnibus Amendment to that certain Lease Agreement dated as of January 21, 1999 and amended and restated as of December 15, 1999, as further amended by that certain Amendment to Lease Agreement, dated as of May 11, 2004, for the purpose of facilitating the subsequent purchase and sale of CNBC headquarters in Englewood Cliffs, New Jersey; (ii) 30RC Trust (f/k/a NBC Trust No. 1996A) and NBCUniversal Atlas, LLC are entering into a Purchase and Sale Agreement for the purchase and sale of real property interests in certain condominium units at 30 Rockefeller Plaza in New York, New York; (the agreements described in clauses (i) and (ii), collectively, the “Real Estate Agreements”); (iii) GE, NBCH, HoldCo and Comcast are entering into a Notes Marketing Assistance Agreement; and (iv) GE, NBCH, HoldCo and Comcast are entering into a Preferred Stock Marketing Assistance Agreement (the agreements described in clauses (iii) and (iv), collectively, the “Marketing Assistance Agreements”).

NOW, THEREFORE, the parties to this Agreement agree as follows.

ARTICLE 1
Closing; Pre-Closing and Closing Actions

Section 1.01 Closing Actions.  Subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Closing, the following transactions (the “Transactions”) shall be consummated in the order set forth below:

(a) NBCUniversal may lend, and/or cause one or more of its Subsidiaries to lend, to Comcast and/or one or more Subsidiaries of Comcast designated by Comcast (each, a “Comcast Designee”) an aggregate amount not to exceed the amount of the consolidated cash and cash equivalents on hand of NBCUniversal and its Subsidiaries as of the Closing Date, less the NBCUniversal Redemption Price (as defined below), with such loan to be evidenced by an intercompany note in a form that is satisfactory to Comcast in its sole discretion.

(b) (i) NBCUniversal and HoldCo shall enter into a redemption agreement in the form attached as Exhibit A-1 (the “NBCUniversal Common Unit Redemption Agreement”), pursuant to which NBCUniversal shall redeem all of HoldCo’s right, title and interest in and to 833.5991494 NBCUniversal Common Units held by HoldCo, free and clear of all Liens, for an aggregate redemption price equal to $3,200,000,000 in cash (the “NBCUniversal Redemption Price”) and (ii) Comcast and/or one or more Comcast Designees and HoldCo shall enter into a purchase agreement in the form attached as Exhibit A-2 (the “NBCUniversal Common Unit Purchase Agreement”), pursuant to which Comcast and/or such Comcast Designee(s) shall purchase all of HoldCo’s right, title and interest in and to 1334.121014 NBCUniversal Common Units held by HoldCo, free and clear of all Liens, for an aggregate purchase price equal to $4,821,391,076 in cash (the “NBCUniversal Purchase Price”).

(c) (i) NBCUniversal shall deliver to HoldCo the NBCUniversal Redemption Price in immediately available funds by wire transfer to an account of HoldCo with a bank in New York City designated by HoldCo, by notice to NBCUniversal, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of HoldCo in such amount) and (ii) HoldCo shall deliver to NBCUniversal certificates representing 833.5991494 NBCUniversal Common Units duly endorsed in blank.

(d) (i) Comcast shall deliver or cause to be delivered to HoldCo the NBCUniversal Purchase Price in immediately available funds by wire transfer to an account of HoldCo with a bank in New York City designated by HoldCo, by notice to Comcast, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of HoldCo in such

(2)

amount) and (ii) HoldCo shall deliver to Comcast and/or each applicable Comcast Designee certificates representing 1334.121014 NBCUniversal Common Units, in the aggregate, duly endorsed in blank.

(e) GE, NBCH and HoldCo shall consummate the transactions contemplated by Section 9(b)(iv) of the Tax Matters Agreement pursuant to the Assignment and Assumption Agreement attached as Exhibit B (the “TMA Assignment and Assumption Agreement”).

(f) HoldCo shall distribute as a dividend to NBCH (i) the rights and obligations transferred pursuant to the TMA Assignment and Assumption Agreement and (ii) an amount of cash equal to the NBCUniversal Redemption Price plus the NBCUniversal Purchase Price (the “HoldCo Distribution”).

(g) HoldCo shall deliver to NBCH the cash portion of the HoldCo Distribution in immediately available funds by wire transfer to an account of NBCH with a bank in New York City designated by NBCH, by notice to HoldCo, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of NBCH in such amount).

(h) The members of NBCUniversal shall enter into an amendment to the NBCUniversal LLC Agreement in the form attached as Exhibit C (the “NBCUniversal LLC Agreement Amendment”), pursuant to which 90% of the remaining NBCUniversal Common Units held by HoldCo (after giving effect to the transactions contemplated by the NBCUniversal Common Unit Redemption Agreement and the NBCUniversal Common Unit Purchase Agreement) shall be converted into preferred units in NBCUniversal (the “NBCUniversal Preferred Units”).  The form attached as Exhibit C shall be revised prior to the Closing Date to include the terms of the Common Units and Preferred Units and the provisions relating thereto as they exist in the Second Amended and Restated NBCUniversal LLC Agreement (as defined below).

(i) HoldCo, the Bank of New York Mellon, as the trustee, and certain guarantors shall enter into an indenture substantially in the form attached as Exhibit D (the “Indenture”).

(j) HoldCo shall consummate the HoldCo Third Party Financing, and if applicable, the Excluded HoldCo Third Party Financing and/or the Additional HoldCo Third Party Financing.

(k) HoldCo shall (i) execute and distribute as a dividend to NBCH unsecured notes in the forms attached as Exhibit E-1, Exhibit E-2, Exhibit E-3 and Exhibit E-4, in the principal amounts of $700,000,000, $700,000,000, $1,100,000,000 and $1,500,000,000, respectively, subject to reduction in

(3)

accordance with Section 5.04(c) (collectively, the “HoldCo Notes”) and (ii) distribute to NBCH as a dividend an amount in cash equal to (A) $1,250,000,000 plus (B) the net proceeds of the Additional HoldCo Third Party Financing, if any; provided that the sum of (x) the aggregate principal amount of the HoldCo Notes (as reduced, if at all, pursuant to Section 5.04(c)) and (y) the total amount of cash distributed to NBCH as a dividend pursuant to the foregoing clause (ii) shall not exceed $5,250,000,000.

(l) HoldCo shall deliver to NBCH the cash referred to in Section 1.01(k)(ii) in immediately available funds by wire transfer to an account of NBCH with a bank in New York City designated by NBCH, by notice to HoldCo, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of NBCH in such amount).

(m) (i) HoldCo shall (i) adopt and file with the Secretary of State of the State of Delaware a second amended and restated certificate of incorporation in the form attached as Exhibit F (the “HoldCo Charter”), (ii) adopt and file with the Secretary of State of the State of Delaware a certificate of designations in the form attached as Exhibit G (the “Certificate of Designations”), and (iii) adopt amended and restated bylaws in the form attached as Exhibit H.

(n) HoldCo and NBCH shall enter into an Exchange Agreement in the form attached as Exhibit I (the “Exchange Agreement”) pursuant to which HoldCo shall issue 724,700 shares of preferred stock (the “HoldCo Preferred Shares”) and 789.9791 shares of common stock (the “HoldCo Common Shares”) to NBCH in exchange for all of the HoldCo Shares held by NBCH, free and clear of all Liens.

(o) (i) NBCH, in its capacity as owner of 100% of the HoldCo Preferred Shares, shall execute and deliver to HoldCo a written stockholder consent electing Brian Worrell as the initial Series A Preferred Director (as defined in the Certificate of Designations); and (ii) NBCH, in its capacity as owner of 100% of the HoldCo Common Shares, shall execute and deliver to HoldCo a written stockholder consent electing the initial Common Stock Directors (as defined in the HoldCo Charter).

(p) Comcast and/or one or more Comcast Designees and NBCH shall enter into a purchase agreement in the form attached as Exhibit J (the “HoldCo Share Purchase Agreement”), pursuant to which Comcast and/or such Comcast Designee(s) shall purchase from NBCH 100% of NBCH’s HoldCo Common Shares, free and clear of all Liens, for a cash price equal to $2,725,908,924 (the “HoldCo Share Purchase Price”).  The consummation of the transactions contemplated by the HoldCo Share Purchase Agreement is referred to herein as the “HoldCo Acquisition”.

(4)

(q) (i) Comcast shall deliver or cause to be delivered to NBCH the HoldCo Share Purchase Price in immediately available funds by wire transfer to an account of NBCH with a bank in New York City designated by NBCH, by notice to Comcast, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of NBCH in such amount) and (ii) HoldCo shall deliver to Comcast and/or each applicable Comcast Designee certificates representing the HoldCo Common Shares, duly endorsed in blank.

(r) Comcast and/or the Comcast Designee(s) which purchased the HoldCo Common Shares pursuant to the HoldCo Share Purchase Agreement shall execute and deliver to HoldCo a written stockholder consent electing new Common Stock Directors (as defined in the HoldCo Charter).

(s) Comcast and/or each applicable Comcast Designee, HoldCo and each other member of NBCUniversal shall enter into an amended and restated limited liability company agreement of NBCUniversal in the form attached as Exhibit K (the “Second Amended and Restated NBCUniversal LLC Agreement”).

(t) Comcast and GE shall, and shall cause their respective Affiliates to, enter into Amendment No. 3 to the Tax Matters Agreement (the “TMA Amendment Agreement”) in the form attached as Exhibit L.

Section 1.02 Pre-Closing Transaction.  Prior to the Closing, HoldCo and NBCH shall enter into an agreement in the form attached as Exhibit M (the “NBCH Assignment and Assumption Agreement”), pursuant to which HoldCo shall distribute prior to the Closing as a dividend, in one or more distributions, all of its assets, other than its interest in NBCUniversal Common Units and the rights referred to in Section 1.01(f)(i), to NBCH, and NBCH shall assume all of the Liabilities of HoldCo, other than Liabilities of NBCUniversal for which HoldCo is liable in its capacity as an equity holder of NBCUniversal and any Third Party Financing Liabilities.  The transaction described in the preceding sentence shall, for all purposes of this Agreement, be included in the definition of Transactions.

Section 1.03 Closing.  The closing (the “Closing”) of the Transactions hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York on the Closing Date after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as GE and Comcast may agree.

(5)

Section 1.04 Post-Closing Ownership.  Notwithstanding anything to the contrary contained in this Agreement, immediately following the Closing, (a) Comcast shall directly or indirectly own 100% of the HoldCo Common Shares (which shall represent 78.99791% of the voting power and value of HoldCo), (b) NBCH shall own 100% of the HoldCo Preferred Shares (which shall represent 21.00209% of the voting power and value of HoldCo) and (c) HoldCo shall own both NBCUniversal Preferred Units and NBCUniversal Common Units.

ARTICLE 2
Representations and Warranties of NBCUniversal

NBCUniversal hereby represents and warrants to GE, NBCH and HoldCo as of the date hereof and as of the Closing Date that:

Section 2.01 Organization, Qualification and Authority.  (a)  NBCUniversal is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents to which it is or will at Closing be a party.  NBCUniversal is duly qualified as a foreign limited liability company or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of NBCUniversal to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

(b) The execution, delivery and performance by NBCUniversal of the Transaction Documents to which it is or will at Closing be a party and the consummation by NBCUniversal of the transactions contemplated by, and the performance by NBCUniversal under, the Transaction Documents to which it is or will at Closing be a party have been duly authorized by all requisite action on the part of NBCUniversal.  This Agreement has been and, upon execution and delivery, the other Transaction Documents to which NBCUniversal is or will at Closing be a party will be, duly executed and delivered by NBCUniversal, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and, upon execution and delivery, the other Transaction Documents will constitute, legal, valid and binding obligations of NBCUniversal, enforceable against NBCUniversal in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and

(6)

subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.02 No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which NBCUniversal is or will at Closing be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the organizational documents of NBCUniversal, (b) conflict with or violate any Law or Governmental Order applicable to NBCUniversal or any of its properties or assets, or (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any properties or assets of NBCUniversal pursuant to, or require a consent or approval under, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which NBCUniversal is a party or by which any of its properties or assets is bound or affected; except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of NBCUniversal to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

Section 2.03 Consents and Approvals.  The execution, delivery and performance by NBCUniversal of the Transaction Documents to which it is or will at Closing be a party do not, and the performance by NBCUniversal of, and the consummation by NBCUniversal of the transactions contemplated by, the Transaction Documents will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) for the regulatory approvals and filings set forth on Schedule 2.03 (the “Requisite Approvals/Filings”), (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of NBCUniversal to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party and (c) as may be required as a result of any facts or circumstances relating to GE, NBCH, HoldCo or their respective Affiliates (other than NBCUniversal and its Subsidiaries).

Section 2.04 Absence of Litigation.  No Actions are pending or, to the Knowledge of NBCUniversal, threatened against NBCUniversal or any of its respective properties or assets, that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the

(7)

transactions contemplated by the Transaction Documents, nor is there any Governmental Order outstanding against, or, to the Knowledge of NBCUniversal, any investigation by any Governmental Authority, involving NBCUniversal or any of its properties or assets, that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the transactions contemplated by the Transaction Documents.

Section 2.05 Brokers.  Except for fees and expenses of Morgan Stanley & Co. LLC in connection with its rendering of investment banking advice to Comcast and its Affiliates (including NBCUniversal), which will be paid by Comcast or NBCUniversal, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of NBCUniversal or any of its Subsidiaries.

Section 2.06 No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 2 AND IN THE OTHER TRANSACTION DOCUMENTS, NBCUNIVERSAL MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO NBCUNIVERSAL OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, AND NBCUNIVERSAL DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY NBCUNIVERSAL OR ITS AFFILIATES, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE OTHER TRANSACTION DOCUMENTS, NBCUNIVERSAL HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO GE, HOLDCO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OTHER PARTIES HERETO BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF NBCUNIVERSAL OR ANY OF ITS AFFILIATES).  NBCUNIVERSAL MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF NBCUNIVERSAL OR ANY OF ITS SUBSIDIARIES.

(8)

ARTICLE 3
Representations and Warranties of GE, NBCH and HoldCo

GE, NBCH and HoldCo hereby represent and warrant, on a joint and several basis, to Comcast and NBCUniversal as of the date hereof and as of the Closing Date that:

Section 3.01 Incorporation, Qualification and Authority.  (a)  GE is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents to which it is or will at Closing be a party.  GE is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of GE to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

(b) NBCH is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents to which it is or will at Closing be a party.  NBCH is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of NBCH to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

(c) HoldCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents to which it is or will at Closing be a party.  HoldCo is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not

(9)

reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of HoldCo to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

(d) The execution, delivery and performance by each of GE, NBCH and HoldCo of the Transaction Documents to which it is or will at Closing be a party, and the consummation by each of GE, NBCH and HoldCo of the transactions contemplated by, and the performance by each of GE, NBCH and HoldCo under, the Transaction Documents to which it is or will at Closing be a party have been duly authorized by all requisite action on the part of GE, NBCH and HoldCo.  This Agreement has been and, upon execution and delivery, the other Transaction Documents to which GE, NBCH or HoldCo is or will at Closing be a party have been or will be duly executed and delivered by GE, NBCH and HoldCo, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and, upon execution and delivery, the other Transaction Documents will constitute, legal, valid and binding obligations of GE, NBCH and HoldCo, as applicable, enforceable against GE, NBCH and HoldCo, as applicable, in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) GE has previously made available to Comcast complete and correct copies of the certificate of incorporation and bylaws of HoldCo, as amended through the date hereof.  The certificate of incorporation and bylaws of HoldCo are in full force and effect, and no resolution is pending or has been adopted providing for the amendment thereof or for the dissolution or winding up of HoldCo.  HoldCo is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 3.02 Capital Structure of HoldCo.  The authorized capital stock of HoldCo consists of 1,000 HoldCo Shares, and 1,000 HoldCo Shares are issued and outstanding.  All of the outstanding HoldCo Shares have been duly authorized and validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive rights or any Law (including any federal or state securities Laws).  There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating HoldCo to issue, sell, purchase, return or redeem any HoldCo Shares or other equity interests of HoldCo or securities convertible into or exchangeable for HoldCo Shares or other equity interests of HoldCo.  There are no voting trusts, stockholder agreements,

(10)

proxies or other agreements in effect with respect to the voting or transfer of the HoldCo Shares or other equity interests of HoldCo (other than as set forth in the NBCUniversal LLC Agreement).

Section 3.03 Ownership of HoldCo and NBCH.  NBCH is the record and beneficial owner of all outstanding HoldCo Shares, free and clear of any Liens (other than the restrictions set forth in the NBCUniversal LLC Agreement).  GE is the record and beneficial owner of all outstanding shares of NBCH, free and clear of any Liens.

Section 3.04 Ownership of NBCUniversal Common Units.  HoldCo is the record and beneficial owner of 4,900 NBCUniversal Common Units, free and clear of any Liens (other than the restrictions set forth in the NBCUniversal LLC Agreement).  As of the date hereof, except as set forth on Schedule 3.04, HoldCo does not, directly or indirectly, own any capital stock or other equity interests in any Person other than NBCUniversal.  Neither HoldCo nor any Person that HoldCo controls, including the Subsidiaries set forth on Schedule 3.04, holds any FCC license.  As of the Closing Date, after the consummation of the transactions contemplated by the NBCH Assignment and Assumption Agreement, HoldCo shall not, directly or indirectly, own any capital stock or other equity interests, in any Person other than NBCUniversal and its Subsidiaries.

Section 3.05 No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which GE, NBCH or HoldCo is or will at Closing be a party and the consummation by GE, NBCH and HoldCo of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any of the organizational documents of GE, NBCH or HoldCo, (b) conflict with or violate any Law or Governmental Order applicable to GE, NBCH or HoldCo or any of their respective properties or assets or (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of GE, NBCH or HoldCo pursuant to, or require a consent or approval under, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which GE, NBCH or HoldCo is a party or by which any of their respective properties or assets is bound or affected; except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of GE, NBCH or HoldCo to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

Section 3.06 Consents and Approvals.  The execution, delivery and performance by GE, NBCH and HoldCo of the Transaction Documents to which

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GE, NBCH or HoldCo is or will at Closing be a party do not, and the performance by GE, NBCH and HoldCo of, and the consummation by GE, NBCH and HoldCo of the transactions contemplated by, the Transaction Documents will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) the Requisite Approvals/Filings, (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of GE, NBCH or HoldCo to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party and (c) as may be required as a result of any facts or circumstances relating to Comcast or its Affiliates (other than NBCUniversal and its Subsidiaries).

Section 3.07 Absence of Litigation.  No Actions are pending or, to the Knowledge of GE, threatened against GE, NBCH or HoldCo or any of their respective properties or assets, that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the transactions contemplated by the Transaction Documents, nor is there any Governmental Order outstanding against, or, to the Knowledge of GE, any investigation by any Governmental Authority, involving GE, NBCH or HoldCo or any of their respective properties or assets, that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the transactions contemplated by the Transaction Documents.

Section 3.08 No Liabilities. (a) Except as set forth on Schedule 3.08(a), since the date of its incorporation HoldCo has not engaged in any activities other than holding ownership interests in NBCUniversal (or any predecessor of NBCUniversal).

(b) Except for (x) obligations expressly contemplated by the Master Agreement, the Transaction Documents, the HoldCo Third Party Financing Agreements and the NBCUniversal LLC Agreement and (y) the Liabilities described on Schedule 3.08(b), HoldCo has no Liabilities of any kind.

Section 3.09 Brokers.  Except for fees and expenses of J.P. Morgan Securities Inc., in connection with their rendering of investment banking advice to GE and its Affiliates (excluding NBCUniversal and its Subsidiaries), which will be paid by GE, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of GE or HoldCo or any of their respective Affiliates (excluding NBCUniversal and its Subsidiaries).

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Section 3.10 Securities Matters.  The HoldCo Notes and the HoldCo Preferred Shares to be acquired pursuant to Section 1.01 are being acquired by NBCH for its own account, and not with a view to, or for the offer or sale in connection with, any distribution or sale of the HoldCo Notes or the HoldCo Preferred Shares or any interest in them in violation of the Securities Act (or analogous Laws in any non-U.S. jurisdiction).  NBCH has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the HoldCo Notes and the HoldCo Preferred Shares, and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the HoldCo Notes and the HoldCo Preferred Shares.  NBCH is both a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”) and a “qualified purchaser” (a “QP”) as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “Investment Company Act”).  NBCH acknowledges that HoldCo has not been registered as an investment company under the Investment Company Act and that the HoldCo Notes and the HoldCo Preferred Shares have not been registered under the Securities Act or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the HoldCo Notes and/or the HoldCo Preferred Shares except to a Person who is both a QIB and a QP pursuant to the terms of the Indenture governing the HoldCo Notes or the terms of the HoldCo Preferred Shares as set forth in the Certificate of Designations, as applicable.

Section 3.11 No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 AND IN THE OTHER TRANSACTION DOCUMENTS, NEITHER GE, NBCH NOR HOLDCO MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO GE, NBCH OR HOLDCO OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, AND EACH OF GE, NBCH AND HOLDCO DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY GE, NBCH, HOLDCO, THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE OTHER TRANSACTION DOCUMENTS, EACH OF GE, NBCH AND HOLDCO HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO COMCAST, NBCUNIVERSAL OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OTHER PARTIES HERETO BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR

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REPRESENTATIVE OF GE, NBCH OR HOLDCO OR ANY OF THEIR RESPECTIVE AFFILIATES).  NEITHER GE, NBCH NOR HOLDCO MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF GE, NBCH OR HOLDCO.

ARTICLE 4
Representations and Warranties of Comcast

Comcast hereby represents and warrants to GE, NBCH and HoldCo as of the date hereof and as of the Closing Date that:

Section 4.01 Incorporation, Qualification and Authority.  (a) Comcast is a corporation duly incorporated and validly subsisting under the Laws of the Commonwealth of Pennsylvania and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Documents to which it is or will at Closing be a party.  Comcast is duly qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Comcast to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

(b) The execution, delivery and performance by Comcast of the Transaction Documents to which it is or will at Closing be a party and the consummation by Comcast of the transactions contemplated by, and the performance by Comcast under, the Transaction Documents to which it is or will at Closing be a party have been duly authorized by all requisite action on the part of Comcast.  This Agreement has been and, upon execution and delivery, the other Transaction Documents to which Comcast is or will at Closing be a party will be, duly executed and delivered by Comcast, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes and, upon execution and delivery, the other Transaction Documents will constitute, legal, valid and binding obligations of Comcast, enforceable against Comcast in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 4.02 No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Comcast is or will at Closing be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with the articles of incorporation or bylaws of Comcast, (b) conflict with or violate any Law or Governmental Order applicable to Comcast or any of its properties or assets, or (c) result in any breach of, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any properties or assets of Comcast pursuant to, or require a consent or approval under, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Comcast is a party or by which any of its properties or assets is bound or affected; except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Comcast to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party.

Section 4.03 Consents and Approvals.  The execution, delivery and performance by Comcast of the Transaction Documents to which it is or will at Closing be a party do not, and the performance by Comcast of, and the consummation by Comcast of the transactions contemplated by, the Transaction Documents will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) the Requisite Approvals/Filings, (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Comcast to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents to which it is or will at Closing be a party and (c) as may be required as a result of any facts or circumstances relating to GE, NBCH, HoldCo or their respective Affiliates (other than NBCUniversal and its Subsidiaries).

Section 4.04 Absence of Litigation.  No Actions are pending or, to the Knowledge of Comcast, threatened against Comcast or any of its respective properties or assets, that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the consummation of the transactions contemplated by the Transaction Documents, nor is there any Governmental Order outstanding against, or, to the Knowledge of Comcast, any investigation by any Governmental Authority, involving Comcast or any of its properties or assets, that would reasonably be expected, individually or in the

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aggregate, to prevent or materially impair or delay the consummation of the transactions contemplated by the Transaction Documents.

Section 4.05 Brokers.  Except for fees and expenses of Morgan Stanley & Co. LLC in connection with its rendering of investment banking advice to Comcast and its Affiliates (including NBCUniversal), which will be paid by Comcast or NBCUniversal, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Comcast or any of its Affiliates.

Section 4.06 Securities Matters.  The NBCUniversal Common Units and the HoldCo Common Shares to be purchased pursuant to Section 1.01 are being acquired by Comcast (and/or one or more Comcast Designees, as applicable), for its (or their) own account(s), and not with a view to, or for the offer or sale in connection with, any distribution or sale of the NBCUniversal Common Units or the HoldCo Common Shares or any interest in them in violation of the Securities Act (or analogous Laws in any non-U.S. jurisdiction).  Comcast (and/or one or more Comcast Designees, as applicable) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the NBCUniversal Common Units and the HoldCo Common Shares, and is capable of bearing the economic risks of such investment, including a complete loss of its investment in the NBCUniversal Common Units and/or the HoldCo Common Shares.  Comcast (and/or one or more Comcast Designees) acknowledges that the NBCUniversal Common Units and HoldCo Common Shares have not been registered under the Securities Act or any state securities Laws, and each of them, as applicable, understands and agrees that it may not sell or dispose of any of the NBCUniversal Common Units and/or HoldCo Common Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 4.07 Guarantees of HoldCo Notes.  The Guarantees (as defined in the HoldCo Notes) have been duly authorized and, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to NBCH in accordance with the terms of this Agreement, will be valid and binding obligations of each Guarantor (as defined in the HoldCo Notes), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits of the Indenture.

Section 4.08 No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 AND IN THE OTHER TRANSACTION DOCUMENTS,

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COMCAST MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO COMCAST OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS, AND COMCAST DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY COMCAST OR ITS AFFILIATES, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE OTHER TRANSACTION DOCUMENTS, COMCAST HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO GE, HOLDCO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OTHER PARTIES HERETO BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF COMCAST OR ANY OF ITS AFFILIATES).  COMCAST MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF COMCAST, HOLDCO, NBCUNIVERSAL OR ANY OF THEIR RESPECTIVE SUBSIDIARIES.

ARTICLE 5
Additional Agreements

Section 5.01 Conduct of HoldCo.  (a) From the date hereof until the Closing, HoldCo shall not engage in any activities or conduct any operations, other than holding NBCUniversal Common Units and the other equity interests listed on Schedule 3.04, and shall not incur any Liabilities, other than as listed on Schedule 3.08(b) or expressly contemplated by this Agreement.

(b) GE shall take all action necessary to cause HoldCo and NBCH to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby on the terms set forth herein and therein; provided that GE’s obligations with respect to HoldCo under this Section 5.01(b) shall cease upon the occurrence of the HoldCo Acquisition.

(c) Comcast shall take all action necessary to cause HoldCo and any Comcast Designee to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby on the terms set forth herein and therein; provided that Comcast’s obligations with respect to HoldCo under this Section 5.01(c) shall commence only upon the occurrence of the HoldCo Acquisition.

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Section 5.02 Reasonable Best Efforts; Regulatory and Other Authorizations; Consents.  (a) Subject to the terms and conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially impairing or delaying the consummation of the transactions contemplated by this Agreement.  For the purposes of this Agreement, “reasonable best efforts” shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by the Transaction Documents, (B) litigating, challenging, participating in or taking any other action with respect to any action or proceeding by any Governmental Authority or (C) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, the businesses, assets or properties of any of NBCUniversal, GE, NBCH, HoldCo or Comcast or any of their respective Subsidiaries or Affiliates, and notwithstanding any provision of this Agreement, no party hereto shall be required to take any action referred to in clause (A), (B) or (C).

(b) Each party hereto agrees to promptly notify the other parties of any material oral or written communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement, permit the other parties to review in advance any material communication proposed to be made by such party to any Governmental Authority and provide the other parties with copies of all material correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand.  No party to this Agreement shall agree to participate in any significant meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Each party hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.

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Section 5.03 Further Action.  (a)  Each of the parties hereto shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the transactions contemplated hereby and thereby.

(b) Each of the parties hereto shall keep the other parties reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby.  From time to time following the Closing, the parties hereto shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases, acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated by the Transaction Documents as may be reasonably requested by any other party.

(c) Each of the parties hereto will cooperate to obtain any authorizations, consents, waivers, orders and approvals that may be required in connection with the transactions contemplated by the Transaction Documents.  No party hereto shall be required to (and HoldCo shall not without the mutual written consent of Comcast and GE) compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any consent or approval.

Section 5.04 HoldCo Third Party Financing.  (a) Comcast shall arrange for third party debt financing (the “HoldCo Third Party Financing”) pursuant to which HoldCo will incur, immediately prior to the issuance of the HoldCo Preferred Shares, additional debt of $1,250,000,000 in aggregate principal amount, which will be guaranteed by Comcast.  Prior to the Closing, Comcast shall negotiate, and to the extent (but only to the extent) requested by or consented to in writing by Comcast, GE shall cause HoldCo to enter into, definitive agreements (the “HoldCo Third Party Financing Agreements”) with respect to, and to consummate in accordance with the terms of this Agreement, the HoldCo Third Party Financing.

(b) In addition to the HoldCo Third Party Financing, Comcast may arrange for additional third party debt financing (the “Excluded HoldCo Third Party Financing”) pursuant to which HoldCo will incur, immediately prior to the issuance of the HoldCo Preferred Shares, additional debt in an aggregate principal amount not to exceed $100,000,000, which will be guaranteed by Comcast, for purposes of paying the expenses of HoldCo (including any fees incurred in connection with the HoldCo Third Party Financing or the Excluded HoldCo Third Party Financing).  Prior to the Closing, Comcast may negotiate, and to the extent (but only to the extent) requested by or consented to in writing by Comcast, GE shall cause HoldCo to enter into, definitive agreements with respect to, and to

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consummate in accordance with the terms of this Agreement, the Excluded HoldCo Third Party Financing.  For the avoidance of doubt, the Excluded HoldCo Third Party Financing shall not constitute Additional HoldCo Third Party Financing (as defined in Section 5.04(c)).

(c) In addition to the HoldCo Third Party Financing and the Excluded HoldCo Third Party Financing, at any time and from time to time prior to the Closing, Comcast may arrange for additional third party debt financing (the “Additional HoldCo Third Party Financing”), which may include unsecured notes (“Third Party HoldCo Notes”) that rank pari passu with the HoldCo Notes.  Prior to the Closing, Comcast shall negotiate, and to the extent (but only to the extent) requested by or consented to in writing by Comcast, GE shall cause HoldCo to enter into, definitive agreements (the “Additional HoldCo Third Party Financing Agreements”) with respect to, and to consummate in accordance with the terms of this Agreement, any Additional HoldCo Third Party Financing; provided, that any such Additional HoldCo Third Party Financing Agreements shall be in form and substance reasonably acceptable to GE and HoldCo and shall provide that no such Additional HoldCo Third Party Financing Agreements shall remain outstanding if the Closing does not occur and this Agreement is terminated in accordance with its terms.  Such Additional HoldCo Third Party Financing shall provide for guarantees by Comcast and its cable holding companies that guarantee Comcast’s senior unsecured debt securities, such guarantees to be effective either upon issuance or upon Closing.  Subject to Section 5.04(c)(ii) below and the proviso to Section 1.01(k), GE shall cause HoldCo to distribute the net proceeds of any Additional HoldCo Third Party Financing to NBCH at the Closing in lieu of HoldCo Notes having the same aggregate principal amount, and the principal amount of each series of HoldCo Notes (as set forth in Section 1.01(k)) shall be reduced on a pro rata basis (in proportion to the contemplated aggregate principal amount of the Holdco Notes represented by each such series) by the aggregate amount of any proceeds of Additional HoldCo Third Party Financing so distributed to NBCH, as set forth in Section 1.01(k).  In connection with any Additional HoldCo Third Party Financing:

(i) GE and Comcast will cooperate to provide that the proceeds of any Additional HoldCo Third Party Financing issued or incurred prior to the Closing shall be held in escrow with a third-party escrow agent pending the Closing (at Comcast’s cost) and either (A) released to NBCH at the Closing in accordance with Section 1.01(k) or (B) if the Closing does not occur and this Agreement is terminated in accordance with its terms, returned to the lenders or holders of such Additional HoldCo Third Party Financing (as the case may be) in accordance with the terms of the Additional HoldCo Third Party Financing Agreements.

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(ii) Comcast and GE shall each pay 50% of all discounts and selling commissions incurred in connection with any Additional HoldCo Third Party Financing (the “Shared Underwriting Expenses”).

(d) In order to assist with obtaining the HoldCo Third Party Financing, any Excluded HoldCo Third Party Financing and any Additional HoldCo Third Party Financing and any financings to be obtained by Comcast in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Third Party Financing”) (it being understood that the consummation of any such financing to be obtained by Comcast shall not be a condition to the obligation of Comcast to consummate the transactions contemplated by this Agreement), each of NBCUniversal, HoldCo, Comcast, NBCH and GE shall, and shall cause its respective Subsidiaries to, and shall use its commercially reasonable efforts to cause its respective Representatives to, provide such assistance and cooperation as HoldCo or Comcast may reasonably request (including, but not limited to, providing (x) all information requested by any lender providing such Third Party Financing necessary to enable such lender to identify HoldCo to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations, (y) such documents (which shall not include legal opinions) with respect to the good standing of HoldCo, the due authorization, execution and authentication of the Third Party Financing and other matters related to the due authorization, execution and authentication of such Third Party Financing as Comcast, any lender providing Third Party Financing or any managing initial purchasers of an offering of Third Party HoldCo Notes may reasonably request and (z) such information with respect to Holdco as would be required of GE and NBCH in connection with any “Demand” under the Notes Marketing Assistance Agreement); provided, that in no event will GE or any of its Affiliates be required to provide any credit support in connection with the Third Party Financing nor will GE, its Affiliates (other than HoldCo) or its Representatives be required to enter into or perform any obligations under any HoldCo Third Party Financing Agreement or any Additional HoldCo Third Party Financing Agreement or otherwise provide any representations, warranties, indemnities, agreements, opinions or other documents or certificates by or on behalf of HoldCo, GE, NBCH or any other party in connection therewith, except as provided in clauses (x), (y) and (z) of this sentence.  Any offering materials used by or on behalf of Comcast in connection with any Additional HoldCo Third Party Financing Agreement shall be in form and substance reasonably acceptable to GE and HoldCo, and Comcast shall provide GE and HoldCo drafts of such materials and a reasonable period of time to review and comment upon such materials prior to any use thereof. Comcast shall promptly reimburse GE and HoldCo for (i) all of their respective reasonable and documented out-of-pocket costs, fees and expenses (excluding GE’s allocable portion of the Shared Underwriting Expenses) to the extent resulting from any actions taken by either of them in the

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course of compliance with their obligations under, or at the request of Comcast pursuant to, this Section 5.04 and (ii) any other Liabilities arising out of or in relation to the Third Party Financing, except to the extent arising out of the gross negligence or willful misconduct of a GE Indemnified Party or a HoldCo Indemnified Party (collectively, the “Third Party Financing Liabilities”).

Section 5.05 Advertising.  Effective upon the Closing, in lieu of the agreements set forth in Section 6.24 of the Master Agreement, the parties hereby agree that (a) during each calendar year from and including 2013 to and including 2016, GE will directly or indirectly through one or more of its Subsidiaries purchase no less than $59 million of gross advertising, in the aggregate, and (b) during each calendar year from and including 2017 to and including 2018, GE will directly or indirectly through one or more of its Subsidiaries purchase no less than $60 million of gross advertising, in the aggregate, in each case from NBCUniversal and its Subsidiaries. In addition, GE will purchase from NBCUniversal and its Subsidiaries (a) $25 million of gross advertising in connection with the 2014 Olympic Games, (b) $50 million of gross advertising in connection with the 2016 Olympic Games, (c) $25 million of gross advertising in connection with the 2018 Olympic Games and (d) $50 million of gross advertising in connection with the 2020 Olympic Games. Purchases of advertising by GE and its Subsidiaries pursuant to this Section 5.05 shall be effected on arms’ length terms; provided that (i) GE and its Subsidiaries shall be entitled to preferential client treatment, including access to marketing execution and placements comparable to the top tier or highest spender category of advertising or past practice, whichever is more favorable to GE, and (ii) once specific advertising schedules are ordered by GE, such orders and associated expenditures are non-cancelable subject to mutually acceptable options and any other terms and conditions as are negotiated by the parties at the time the order is placed.  For the avoidance of doubt, the dollar amounts described in this Section 5.05 are for the purchase of advertising, including access to marketing execution, but exclusive of associated out-of-pocket expenses. This Section 5.05 shall have no force or effect if this Agreement is terminated prior to the Closing. Effective upon the Closing, the parties agree that Section 6.24 of the Master Agreement will have no further force or effect.

Section 5.06 NBCUniversal LLC Agreement.  For all purposes of the NBCUniversal LLC Agreement, each of Comcast and GE hereby consents to, and shall at the request of the other party cause each of its Affiliates that is a member of NBCUniversal to execute a written consent to, and to waive any requirement for the approval of the board of directors of NBCUniversal in connection with, (a) the entry by NBCUniversal into this Agreement and each other Transaction Document to which it is or is to be a party and (b) the consummation of the transactions contemplated hereby and thereby.

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Section 5.07 NBCUniversal Media.  NBCUniversal Media hereby consents to (i) the entry into this Agreement and each other Transaction Document by the parties hereto and thereto, respectively and (ii) the consummation of the transactions contemplated hereby and thereby.

Section 5.08 Releases.  (a)  Effective as of the Closing, each party to this Agreement (each, a “Releasing Person”), for itself and on behalf of its current and former Affiliates, directors, officers, employees and representatives and their respective successors and assigns, hereby irrevocably waives, releases and discharges each other party to this Agreement and each such other party’s current and former Affiliates, directors, officers, employees and representatives and their respective successors and assigns (other than, in each case, any such other Person that is an Affiliate of such Releasing Person immediately after the Closing) (each, a “Released Person”), from any and all Liabilities to such Releasing Person of any kind or nature whatsoever (including in respect of rights of contribution or indemnification) based on, arising out of or relating to a Released Person’s status as a member, director, officer, employee or representative of NBCUniversal from the “Closing” (as defined in the Master Agreement) through and including the Closing hereunder, in each case whether arising under the NBCUniversal LLC Agreement or any other agreement or understanding or otherwise at law or in equity (collectively, the “Released Obligations”); provided that the Released Obligations shall not include (i) any Liability of HoldCo in respect of any pre-Closing breach of Section 10.01 of the NBCUniversal LLC Agreement (as in effect from time to time prior to the Closing), for which GE shall provide indemnification as provided in Section 9.01 hereof, (ii) any obligations (whether now existing or hereafter arising) of GE (A) under Section 9.14 of the NBCUniversal LLC Agreement as in effect immediately prior to the Closing or (B) in respect of Confidential Information (as defined in the NBCUniversal LLC Agreement), all of which obligations described in the foregoing clauses (A) and (B) shall continue in effect in accordance with their terms notwithstanding the withdrawal of any member of NBCUniversal or any subsequent amendment, restatement or other modification of the NBCUniversal LLC Agreement (and GE acknowledges and agrees that it shall, and shall cause its Subsidiaries to, continue to treat Confidential Information (as defined in the NBCUniversal LLC Agreement) in accordance with Section 10.01 as though GE had been a member of NBCUniversal prior to the Closing) or (iii) any obligations of Comcast Navy Contribution, LLC, Comcast Navy Acquisition, LLC or NBCUniversal under Sections 4.10, 5.02, 10.02, 10.03 and 10.06 of the NBCUniversal LLC Agreement (as in effect from time to time prior to the Closing).  For the avoidance of doubt, the foregoing waiver, release and discharge shall not apply in respect of any Liability arising under (1) this Agreement, (2) any other Transaction Document, or (3) any Initial Investment Agreement other than the NBCUniversal LLC Agreement.

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(b) In connection with the waiver, release and discharge effected by Section 5.08(a), each Releasing Person acknowledges that such waiver, release and discharge is a general waiver, release and discharge and waives any rights it may have under any Law that purports to limit the effect of a general waiver, release and discharge (such as a Law that seeks to limit the effect of a general waiver, release and discharge only to claims that are known at the time such waiver, release and discharge is granted).  Each Releasing Person further acknowledges that it may discover, after this Agreement becomes effective, that the facts and circumstances upon which it based its decision to enter into such general waiver, release and discharge are other than or different from what it now believes to be true.  Such general waiver, release and discharge shall, however, remain binding and effective notwithstanding the discovery of such new or different facts or circumstances.

Section 5.09 GE Transition Services Agreement Matters.  (a) Effective upon the Closing, that certain Transition Services Agreement dated as of January 28, 2011 between GE and NBCUniversal (as amended prior to the date hereof, the “GE TSA”) shall be amended as follows:

(i) Schedule A to the GE TSA shall be amended and restated to read in its entirety in the form attached hereto as Exhibit N.

(ii) Schedule C to the GE TSA shall be amended by deleting line item HR-3 therefrom.

Except to the extent expressly provided in this Section 5.09(a), the GE TSA shall remain in full force and effect in accordance with its terms.  This Section 5.09(a) shall have no force or effect if this Agreement is terminated prior to the Closing.

(b) Promptly following the date hereof, from time to time as such information becomes available, but in no event later than March 1, 2013, GE shall (i) identify for NBCUniversal (A) which of the Applicable GE Contracts (as defined below) do not permit the continued purchasing of the applicable goods and services by NBCUniversal and its Subsidiaries, or the provision of the applicable services by GE, following the Closing for the full remaining term of the GE TSA (or of the applicable service to which such Applicable GE Contract relates) and (B) the maximum term following Closing under which such continued purchasing or provision of services is permitted under each such Applicable GE Contract, (ii) identify for NBCUniversal (A) which of the Applicable GE Contracts permit the transfer or assignment to NBCUniversal and its Subsidiaries of any licenses or other rights granted thereunder (the “Transferable GE Contracts”) and (B) the applicable period in which such transfers or assignments must be made, and prior to or within the applicable period following Closing (as required under the terms of the applicable

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Transferable GE Contract) reasonably cooperate with NBCUniversal to effect the transfer or assignment to NBCUniversal or its applicable Subsidiaries of such licenses and other rights as NBCUniversal shall request, and (iii) provide NBCUniversal with copies (either hard copies or electronic copies) of the Applicable GE Contracts and the Transferable GE Contracts (provided that GE shall be permitted to redact from the Applicable GE Contracts and the Transferable GE Contracts such information as is not relevant to purchasing by NBCUniversal and its Subsidiaries or the provision of services by GE thereunder as GE reasonably determines is necessary under the circumstances).  As used herein, “Applicable GE Contracts” means all GE corporate contracts (x) under which NBCUniversal or any of its Subsidiaries is currently purchasing goods and services as of the date hereof, as identified in writing by NBCUniversal to GE prior to the date hereof, or (y) that otherwise relate to GE’s provision of services under the GE TSA (including, in each case, software licenses, IT contracts and general sourcing contracts).

Section 5.10 Termination of GE Credit Support Arrangements.  (a)Effective as of the Closing, the parties hereto acknowledge and agree that GE shall have no further obligations of any kind to Comcast in respect of (i) that certain letter agreement, dated as of December 16, 2011, by and among GE, NBCUniversal, NBCUniversal Media and Comcast relating to the binding term sheet dated December 7, 2011, among NBCU, the National Football League and Comcast, (ii) that certain letter agreement, dated as of November 11, 2011 by and among GE, NBCUniversal Media and Comcast relating to that certain License Agreement dated as of October 21, 2011, as amended on November 10, 2011, among Federation International de Football Association, NBCUniversal Media and Comcast and (iii) that certain letter agreement, dated as of July 21, 2011, by and among GE, Comcast and NBCUniversal Media relating to those certain Guarantees (as defined therein), each dated as of June 7, 2011, in favor of and for the benefit of the International Olympic Committee or the United States Olympic Committee, as applicable, with respect to certain United States Media Rights Agreements.

(b) Effective as of the Closing GE and Comcast shall enter into an agreement in the form attached as Exhibit O hereto (the “Comcast Indemnity”).

Section 5.11 Amendment to Peacock Fund Side Letter.  Effective upon the Closing, that certain Letter Agreement dated as of January 28, 2011 among GE, NBCUniversal Media, NBCUniversal and Comcast (as amended prior to the date hereof, the “Peacock Fund Side Letter”), relating to the provision of certain management services by Comcast to GE with respect to any “Peacock Investments” (as such term is defined in the Peacock Fund Side Letter) held by GE and its Affiliates, shall be amended by (i) deleting Section 7 thereof in its entirety and replacing it with the following: “[Intentionally Omitted]” and (ii)

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deleting the words “or Section 7” from Section 8(b) thereof.  Except to the extent expressly provided in the preceding sentence, the Peacock Fund Side Letter shall remain in full force and effect in accordance with its terms.  This Section 5.11 shall have no force or effect if this Agreement is terminated prior to the Closing.

Section 5.12 Pricing.  (a) The preferred rate of the NBCUniversal Preferred Units, the dividend rate on the HoldCo Preferred Shares and the interest rate of the HoldCo Notes shall each be determined prior to the Closing in the manner set forth in Schedule 5.12.

(b) If any event occurs as a result of which any of the benchmark rates referred to in Schedule 5.12 are not published (a “Market Suspension”) for any day which, absent such moratorium or other event, would have been one of the trading days in the Notes Pricing Period (as defined in Schedule 5.12), then, notwithstanding any other provision of this Agreement to the contrary, the Closing shall be consummated in accordance with this Agreement and the HoldCo Notes shall be issued at the Closing; provided that, with respect to any HoldCo Notes for which the interest rate(s) could not be determined pursuant to Schedule 5.12 as a result of such Market Suspension, the interest rate(s) for such HoldCo Notes shall be determined after the Closing in accordance with Schedule 5.12 by reference to the first three consecutive trading day period following the conclusion of the Market Suspension, and the HoldCo Notes shall accrue interest at the interest rate(s) so determined from and including the day of the Closing.

Section 5.13 Holdco Preferred Shares Holding Period.  (a) Unless all of the HoldCo Preferred Shares are sold at the Closing to Persons that are not GE Affiliated Parties (as defined in Exhibit G), none of GE, NBCH or their respective Affiliates shall, for a period beginning on, and including, the Closing Date and ending on, and including, the six-month anniversary of the Closing Date, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Holdco Preferred Shares or (b) enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any Holdco Preferred Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Holdco Preferred Shares or such other securities, in cash or otherwise; provided that GE and NBCH may transfer such Holdco Preferred Shares to an Affiliate who is both a QIB and a QP.

(b) GE and NBCH shall, and shall cause their respective Affiliates to, approve any amendment to the Certificate of Designations required to effectuate any change in the dividend rate on the HoldCo Preferred Shares determined pursuant to Schedule 5.12.

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Section 5.14 Resignations.  On or prior to the Closing Date, GE will cause to be delivered to HoldCo the resignations of all officers and directors of HoldCo (other than the Series A Preferred Director (as defined in the Certificate of Designations) elected pursuant to Section 1.01(o)).  Such resignations shall be effective as of immediately prior to the consummation of the HoldCo Acquisition.

Section 5.15 Financial Reporting.  Notwithstanding (a) anything to the contrary contained herein or (b) the consummation of the transactions contemplated by this Agreement, NBCUniversal hereby agrees to provide to GE the information described in Article 11 of the NBCUniversal Agreement (as it exists on the date hereof) with respect to financial reporting for fiscal years 2012 and 2013 and any applicable periods therein.

ARTICLE 6
Certain Tax Matters

Section 6.01 Certain Tax Matters.  The transaction effected pursuant to Section 1.01(m) shall be treated as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

Section 6.02 Certain Other Tax Matters.  (a) For any taxable period ending on or before the Closing Date (or any period which includes such date), prior to filing NBCUniversal’s Internal Revenue Service Form 1065, any material foreign, state or local income tax return of NBCUniversal, or any material franchise tax return of NBCUniversal, NBCUniversal shall submit such tax return no less than 30 days prior to its due date to GE for its review, and shall not file any such tax return with the applicable taxing authority without the consent of GE, which consent shall not be unreasonably withheld or delayed.  GE may object to the filing of such tax return by delivering a written notice to NBCUniversal within 10 days of receipt of such tax return from NBCUniversal.  Such written notice shall specify the item or items included in the tax return disputed by GE.  After delivery of such written notice, GE and NBCUniversal shall use commercially reasonable efforts to resolve the dispute.  If GE and NBCUniversal are unable to resolve such dispute within five days, the disputed item or items shall be resolved within 10 days using the procedures set forth in Section 24 of the Tax Matters Agreement.  If GE does not object to the filing of such tax return within 10 days of receipt of such tax return from NBCUniversal, GE shall be deemed to have consented to the filing of such tax return by NBCUniversal.  Such tax returns will be prepared in accordance with the principles set forth in Schedule 7.05 of the NBCUniversal LLC Agreement and no change from these principles will be reflected on such tax returns without the consent of GE.  NBCUniversal shall not amend any tax return filed on or before the Closing Date without the consent of GE, which consent shall not be unreasonably withheld or delayed.

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(b) Subject to Section 12(b) of the Tax Matters Agreement, in the event that the Tax Matters Member (as defined in the Tax Matters Agreement) is notified (in writing) by a taxing authority that NBCUniversal or any of its Subsidiaries is the subject of an audit or examination by a taxing authority of any federal income, material foreign, state or local income, or material franchise tax return of NBCUniversal or any of its Subsidiaries for any tax period ending on or before the Closing Date (or any period which includes such Date), the Tax Matters Member shall promptly provide to GE a written notice informing it that NBCUniversal or any of its Subsidiaries, as applicable, is the subject of an audit or examination by a taxing authority, shall keep GE reasonably informed of material developments relating to such audit or examination and not settle such audit or examination, to the extent relating to (i) a matter set forth in Schedule 7.05 of the NBCUniversal LLC Agreement or (ii) a matter that could reasonably be expected to have an adverse effect on HoldCo that is material and disproportionate as to its effect on other Members or their Affiliates, without the consent of GE, which consent shall not be unreasonably withheld or delayed.

Section 6.03 Distribution.  For the avoidance of doubt, after the date hereof, unless this Agreement is terminated prior to the Closing, neither GE nor any of its Affiliates shall be entitled to a distribution pursuant to Section 8.02 of the NBCUniversal LLC Agreement.

ARTICLE 7
Conditions to Closing

Section 7.01 Conditions to Obligations of GE, NBCH and HoldCo.  The obligations of GE, NBCH and HoldCo to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by GE in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Comcast and NBCUniversal set forth in this Agreement (disregarding all materiality qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).  GE, NBCH and HoldCo shall have received a certificate from each of Comcast and NBCUniversal signed by an executive officer of Comcast or NBCUniversal, as applicable, to the effect that the condition set forth in this Section 7.01(a) has been satisfied by Comcast or by NBCUniversal, as applicable.

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(b) Covenants.  Comcast and NBCUniversal shall have performed and complied in all material respects with the obligations and covenants applicable to Comcast and NBCUniversal, in each case, to be performed and complied with by Comcast or NBCUniversal at or prior to the Closing in accordance with this Agreement, and GE, NBCH and HoldCo shall have received a certificate from each of NBCUniversal and Comcast signed by an executive officer of NBCUniversal or Comcast, as applicable, to the effect that the condition set forth in this Section 7.01(b) has been satisfied by NBCUniversal or by Comcast, as applicable.

(c) No Governmental Orders.  At the Closing Date, there shall be no Governmental Order in effect that restrains, prohibits or renders illegal the consummation of the transactions contemplated by the Transaction Documents, and there shall be no action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party challenging or seeking to restrain, prohibit or render illegal the consummation of the transactions contemplated by the Transaction Documents.

(d) Regulatory Approvals/Filings.  The filings and approvals listed in item 2 on Schedule 2.03 shall have been made or obtained, as applicable, and no Governmental Authority shall have imposed a condition to the consummation of the transactions contemplated by the Transaction Documents (whether in connection with the Requisite Approvals/Filings or otherwise) that includes the taking of any action that is not required to be taken pursuant to the terms of this Agreement (other than ministerial actions).

(e) Other Transaction Documents.  Each of NBCUniversal and Comcast (and/or the applicable Comcast Designee) shall have executed, or be prepared to execute and deliver to GE at the Closing in accordance with Section 1.01, each other Transaction Document to which it is or is to be a party.

Section 7.02 Conditions to Obligations of Comcast and NBCUniversal.  The obligations of Comcast and NBCUniversal to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or waiver by Comcast in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of GE, NBCH and HoldCo set forth in this Agreement (disregarding all materiality qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date).  Comcast shall have received a certificate from

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each of GE, NBCH and HoldCo signed by an executive officer of GE, NBCH or HoldCo, as applicable, to the effect that the condition set forth in this Section 7.02(a) has been satisfied by GE, NBCH or by HoldCo, as applicable.

(b) Covenants.  GE, NBCH and HoldCo shall have performed and complied in all material respects with the obligations and covenants applicable to GE, NBCH and HoldCo to be performed and complied with by GE, NBCH and HoldCo at or prior to the Closing in accordance with this Agreement, and Comcast shall have received a certificate from each of GE, NBCH and HoldCo signed by an executive officer of GE, NBCH or HoldCo, as applicable, to the effect that the condition set forth in this Section 7.02(b) has been satisfied by GE, NBCH or by HoldCo, as applicable.

(c) No Governmental Orders.  At the Closing Date, there shall be no Governmental Order in effect that restrains, prohibits or renders illegal the consummation of the transactions contemplated by the Transaction Documents, and there shall be no action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party challenging or seeking to restrain, prohibit or render illegal the consummation of the transactions contemplated by the Transaction Documents.

(d) Regulatory Approvals/Filings.  The filings and approvals listed in item 2 on Schedule 2.03 shall have been made or obtained, as applicable, and no Governmental Authority shall have imposed a condition to the consummation of the transactions contemplated by the Transaction Documents (whether in connection with the Requisite Approvals/Filings or otherwise) that includes the taking of any action that is not required to be taken pursuant to the terms of this Agreement (other than ministerial actions).

(e) Other Transaction Documents.  Each of GE, NBCH and HoldCo shall have executed, or be prepared to execute and deliver to Comcast and NBCUniversal at the Closing in accordance with Section 1.01, each other Transaction Document to which it is or is to be a party (other than any Transaction Document to be entered into by HoldCo after the HoldCo Acquisition).

(f) Certification of Non-Foreign Status.  HoldCo shall deliver to NBCUniversal and Comcast, and NBCH shall deliver to HoldCo and Comcast, a properly completed and executed certification of non-foreign status substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv).

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ARTICLE 8
Termination, Amendment and Waiver

Section 8.01 Termination.  This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of GE and Comcast;

(b) by GE, if Comcast shall have breached any representation or warranty or if Comcast or NBCUniversal shall have failed to comply with any covenant or agreement applicable to Comcast or NBCUniversal that would cause either of the conditions set forth in Section 7.01(a) or Section 7.01(b) not to be satisfied, and such condition would be incapable of being satisfied, by the End Date; provided, however, that (i) none of GE, NBCH or HoldCo is then in material breach of this Agreement and (ii) in the case of a failure by NBCUniversal to comply with any covenant or agreement none of GE, NBCH or HoldCo shall have been the primary cause of such failure;

(c) by Comcast, if GE, NBCH or HoldCo shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to GE, NBCH or HoldCo that would cause either of the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied, and such condition would be incapable of being satisfied, by the End Date; provided, however, that Comcast is not then in material breach of this Agreement;

(d) by either GE or Comcast if the Closing shall not have occurred by March 27, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(e) by GE or Comcast, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the Closing;

provided, that the party asserting that a condition set forth in Section 7.01 or Section 7.02 has failed to be satisfied shall bear the burden of proof of such failure.

Section 8.02 Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other parties to this Agreement.

Section 8.03 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith

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become void and there shall be no liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for any knowing and intentional breach of this Agreement or knowing and intentional failure to perform its obligations under this Agreement.

    Section 8.04 Extension; Waiver.  At any time prior to the Closing, GE may, with respect to Comcast or NBCUniversal, or Comcast may, with respect to GE, NBCH or HoldCo, (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement (provided that such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure).  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder or thereunder.

ARTICLE 9
Indemnification

Section 9.01 Indemnification by GE.  From and after the Closing, and subject to the provisions of this Article 9, GE shall indemnify, defend and hold harmless (x) NBCUniversal, its Subsidiaries, their respective successors and assigns and their respective directors, officers and employees (collectively, the “NBCUniversal Indemnified Parties”), (y) HoldCo, its successors and assigns and their respective directors, officers and employees (collectively, the “HoldCo Indemnified Parties”) and (z) Comcast, its Affiliates (excluding, for the avoidance of doubt, the NBCUniversal Indemnified Parties and the HoldCo Indemnified Parties), their respective successors and assigns and their respective directors, officers and employees (each, a “Comcast Indemnified Party”) against, and reimburse any NBCUniversal Indemnified Party, HoldCo Indemnified Party or Comcast Indemnified Party for, all Losses that such NBCUniversal Indemnified Party, HoldCo Indemnified Party or Comcast Indemnified Party may suffer or incur, or become subject to, as a result of:

(a) the failure of any representations or warranties made by GE, NBCH or HoldCo in this Agreement to be true and correct on and as of the date

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hereof or on and as of the Closing Date as though made on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date);

(b) any breach or failure by GE, NBCH or HoldCo to perform any of its covenants or obligations contained in this Agreement; or

(c) any Liabilities of HoldCo (other than Released Obligations)  attributable to any events, actions or omissions occurring prior to the HoldCo Acquisition (other than (i) Liabilities of NBCUniversal for which HoldCo is liable in its capacity as an equityholder of NBCUniversal and (ii) any Third Party Financing Liabilities; provided, that GE shall not be obligated to indemnify the NBCUniversal Indemnified Parties, the HoldCo Indemnified Parties or the Comcast Indemnified Parties pursuant to this Section 9.01(c)  for any such Liability to the extent that GE is also obligated to indemnify any such party for such Liability pursuant to the Tax Matters Agreement, in which case the terms of the Tax Matters Agreement shall govern.

Section 9.02 Indemnification by Comcast.  (a) From and after the Closing, and subject to the provisions of this Article 9, Comcast shall indemnify, defend and hold harmless (x) the NBCUniversal Indemnified Parties, (y) the HoldCo Indemnified Parties and (z) GE and its Affiliates (excluding, for the avoidance of doubt, the NBCUniversal Indemnified Parties and the HoldCo Indemnified Parties), their respective successors and assigns and their respective directors, officers and employees (collectively, the “GE Indemnified Parties”) against, and reimburse any GE Indemnified Party, NBCUniversal Indemnified Party or HoldCo Indemnified Party for, all Losses that such GE Indemnified Party, NBCUniversal Indemnified Party or HoldCo Indemnified Party may suffer or incur, or become subject to, as a result of:

(i) the failure of any representations or warranties made by Comcast in this Agreement to be true and correct on and as of the date hereof or on and as of the Closing Date as though made on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); or

(ii) any breach or failure by Comcast to perform any of its covenants or obligations contained in this Agreement.

(b) From and after the date hereof, and subject to the provisions of this Article 9, Comcast shall indemnify, defend and hold harmless the HoldCo Indemnified Parties and the GE Indemnified Parties against, and reimburse any HoldCo Indemnified Party and GE Indemnified Party for, all Losses that such

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HoldCo Indemnified Party or GE Indemnified Party may suffer or incur, or become subject to, as a result of the Third Party Financing, except to the extent arising out of the gross negligence or willful misconduct of a HoldCo Indemnified Party or a GE Indemnified Party.

Section 9.03 Indemnification by NBCUniversal.  From and after the Closing, and subject to the provisions of this Article 9, NBCUniversal shall indemnify, defend and hold harmless (x) the GE Indemnified Parties and (y) the HoldCo Indemnified Parties against, and reimburse any GE Indemnified Party or HoldCo Indemnified Party for, all Losses that such GE Indemnified Party or HoldCo Indemnified Party may suffer or incur, or become subject to, as a result of:

(a) the failure of any representations or warranties made by NBCUniversal in this Agreement to be true and correct on and as of the date hereof or on and as of the Closing Date as though made on the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date); or

(b) any breach or failure by NBCUniversal to perform any of its covenants or obligations contained in this Agreement (unless GE, NBCH or HoldCo was the primary cause thereof).

Section 9.04 Notification of Claims.  (a)  A Person that may be entitled to be indemnified under any of the Transaction Documents (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened claim, demand or proceeding that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim, demand or proceeding asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.04(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim.  In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of

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such Third Party Claim with its own counsel and at its own expense; provided, that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement.  The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence.  GE and Comcast, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense.  The Controlling Party shall keep the other party advised of the status of such Third Party Claim and the defense thereof.  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 9.04(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party.

Section 9.05 Exclusive Remedies.  Other than with respect to any injunctive remedies or in the case of intentional fraud, the parties hereto acknowledge and agree that, following the Closing, the indemnification provisions of Section 9.01 and Section 9.02 shall be the sole and exclusive remedies of any Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by GE, HoldCo, Comcast or NBCUniversal, respectively, or any failure by GE, HoldCo, Comcast or NBCUniversal, respectively, to perform or comply with any covenant or agreement set forth herein.  Without limiting the generality of the foregoing, the parties hereto hereby

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irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.06 Additional Indemnification Provisions.  (a)  With respect to each indemnification obligation contained in any Transaction Document or any other document executed in connection with the Closing, all Losses shall be net of any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article 9, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(c) For the avoidance of doubt, Losses covered by Section 9.01 or Section 9.02 may include Losses incurred in connection with a Third Party Claim or otherwise and Losses that arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any Law by, the Person indemnified thereunder.

Section 9.07 Certain Losses.  (a)  If GE becomes aware of any Losses for which HoldCo or NBCUniversal may be entitled to seek indemnification from Comcast under this Agreement, or for which HoldCo may be entitled to seek indemnification from NBCUniversal under this Agreement, (i) GE shall notify HoldCo or NBCUniversal, as applicable, and (ii) if HoldCo or NBCUniversal does not promptly seek such indemnification, GE shall be entitled to seek such indemnification on behalf of HoldCo or NBCUniversal and may exercise or cause to be exercised all of the rights of HoldCo and NBCUniversal with respect to such Losses as if GE were the Indemnified Party with respect to such Losses; provided that any amounts recovered from Comcast or NBCUniversal with respect to such Losses shall be paid to HoldCo or NBCUniversal, as applicable.

(b) For the avoidance of doubt, it is understood that the indemnification provided for in this Article 9 is intended to indemnify the Indemnified Parties only for Losses suffered or incurred by them directly and is not intended to indemnify any Indemnified Party with respect to Losses suffered or incurred solely by virtue of their direct or indirect equity ownership in another Person (including any other Indemnified Party).

Section 9.08 Mitigation.  Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

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Section 9.09 Third Party Remedies.  If any Indemnified Party (or any of their respective Affiliates) is at any time entitled (whether by reason of a contractual right, a right to take or bring a legal action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after the Indemnifying Party has made a payment to an Indemnified Party hereunder and in respect thereof), the Indemnified Party shall, and shall cause its applicable Affiliate to use their respective commercially reasonable efforts to, (a) promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may require relating to such right of recovery and the steps taken or to be taken by the Indemnified Party in connection therewith and (b) keep the Indemnifying Party reasonably informed of the progress of any action taken in respect thereof; provided that for the avoidance of doubt, the actions required pursuant to clauses (a) and (b) shall not be preconditions to recovery by any Indemnified Party from an Indemnifying Party pursuant to this Agreement.  Thereafter, any claim against such Indemnifying Party shall be limited (in addition to the limitations on the liability of the Indemnifying Party referred to in this Agreement) to the amount by which the Losses suffered by the Indemnified Party exceed the amounts so recovered by the Indemnified Party or any such Affiliate.  If the Indemnified Parties recover any amounts in respect of Losses from any third party with respect to a matter as to which the Indemnified Parties have recovered all of their Losses (whether pursuant to this Article 9, from third parties or a combination of the foregoing) at any time after the Indemnifying Party has paid all or a portion of such Losses to the Indemnified Party pursuant to this provisions of this Article 9, Comcast or GE, as applicable, shall, or shall cause such Indemnified Parties to promptly (and in any event within ten (10) Business Days of receipt) pay over to the Indemnifying Party the amount so received (to the extent previously paid by the Indemnifying Party).

Section 9.10 Limitation on Liability.  In no event shall any party have any liability to the other (including under this Article 9) for any consequential, special, incidental, indirect or punitive damages or similar items (or to the extent the same would constitute consequential or like damages, lost profits) other than any such damages actually awarded to a third party in connection with a Third Party Claim; provided that such limitations shall not limit the right of (a) Comcast, on the one hand, or (b) GE, on the other hand, to recover contract damages in connection with the failure of GE, NBCH or HoldCo (with respect to Comcast’s right) or Comcast (with respect to GE’s right), to close in violation of this Agreement.

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ARTICLE 10
General Provisions

Section 10.01 Survival.  The representations and warranties of GE, NBCH, HoldCo, Comcast and NBCUniversal contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive the Closing in full force and effect indefinitely.  The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing indefinitely until the expiration of the applicable statute of limitations or for the shorter period explicitly specified therein, except that breaches of any such covenants or agreements shall survive indefinitely or until the latest date permitted by law.

Section 10.02 Expenses.  Except as may be otherwise specified in the Transaction Documents, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents shall be borne by the party incurring such costs and expenses; provided that HoldCo shall not bear any costs or expenses in connection with the Transaction Documents or the transactions contemplated by the Transaction Documents, and all such costs and expenses shall be borne by GE (other than the Third Party Financing Liabilities, which shall be borne by Comcast as provided in Section 5.04).

Section 10.03 Notices.  All notices, requests, claims, demands and other communications under the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

(i) if to NBCUniversal or NBCUniversal Media:

NBCUniversal, LLC
30 Rockefeller Plaza
New York, NY 10012
Phone: (212) 664-7024
Attention:  General Counsel
Facsimile:  (212) 664-4733

with a copy to:

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Comcast Corporation
One Comcast Center
Philadelphia, PA 19103
Attention:  General Counsel
Facsimile:  (215) 286-7794

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:  David L. Caplan
    Marc O. Williams
Facsimile:  (212) 701-5800

(ii) if to GE, NBCH or (prior to the Closing) HoldCo:

General Electric Company
3135 Easton Turnpike, W3A24
Fairfield, CT 06828
Attention:  Senior Counsel for Transactions
Facsimile:  (203) 373-3008

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:   Howard Chatzinoff
     Jackie Cohen
Facsimile:  (212) 310-8007

(iii) if to Comcast or (after the Closing) HoldCo:

Comcast Corporation
One Comcast Center
Philadelphia, PA 19103
Attention:  General Counsel
                                                 Facsimile:  (215) 286-7794

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with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:  David L. Caplan
     Marc O. Williams
Facsimile:  (212) 701-5800

Section 10.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement.  The Transaction Documents constitute the entire agreement between the parties hereto and thereto with respect to the subject matter of the Transaction Documents and supersede all prior agreements, undertakings and understandings, both written and oral, between or on behalf of the parties hereto and thereto, with respect to the subject matter of the Transaction Documents; provided that, except to the extent amended, superseded or otherwise modified by the Transaction Documents, the Initial Investment Agreements shall continue to constitute the agreement between the parties thereto with respect to the subject matter thereof.  For the avoidance of doubt, the representations and warranties set forth in the Transaction Documents do not address the Real Estate Agreements or the subject matter of the Real Estate Agreements.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies provided for in this Agreement or available at Law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim

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or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).  Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver or release, or limit any party’s right to pursue any claim or remedy, with respect to intentional fraud of another party.

Section 10.06 Assignment.  This Agreement shall not be assigned by operation of Law or otherwise by any party hereto without the prior written consent of the other parties hereto, except that GE or Comcast may assign any or all of their respective rights and obligations under this Agreement to any of their respective Affiliates; provided that no such assignment shall release the applicable assignor from any liability or obligation under this Agreement.  Any attempted assignment in violation of this Section 10.06 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 10.07 No Third-Party Beneficiaries.  Except as provided in Article 9 with respect to the Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Documents, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment.  No provision of this Agreement or any other Transaction Document, including any Annexes, Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Article 9 (other than the parties hereto) shall be required in order to amend this Agreement.

Section 10.09 Dispute Resolution.  (a)  Except as set forth in any other Transaction Document, and except with respect to any request for equitable relief (including interim relief) by any of the parties hereto on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 10.09, Section 10.10 and Section 10.14.  Until completion of the procedures set forth in Section 10.09(b), no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

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(b) Any party seeking resolution of a Dispute shall first submit the Dispute to the relevant other parties.  Each party agrees to confer and discuss in good faith potential mutually agreeable resolutions to such Dispute, including by designating an appropriate member of senior management to serve as its representative in such discussions.  Discussions will continue for at least 10 days following submission of the Dispute.

(c) All offers of compromise or settlement among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

Section 10.10 Governing Law; Submission to Jurisdiction; Waivers.  (a) Except as otherwise set forth in the other Transaction Documents, this Agreement and each other Transaction Document (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto agrees that if any Dispute is not resolved by discussions undertaken pursuant to Section 10.09, such Dispute shall be resolved only in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to the Transaction Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

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(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.03; and

(iv) agrees that nothing in the Transaction Documents shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 10.11 Specific Performance.  Each party hereto acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto will have an adequate remedy at law.  Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 10.12 Rules of Construction.  Interpretation of the Transaction Documents shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in the Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Documents; (i) the parties hereto have each participated in the negotiation and drafting of the Transaction Documents and if an ambiguity or question of interpretation should arise, the Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions in any of the Transaction Documents; (j) a

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reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.13 Counterparts.  Each of the Transaction Documents may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to any Transaction Document by facsimile or portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.14 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15 Non-Recourse.  Except as provided in Section 9.01, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto, or their respective Affiliates, shall have any liability for any obligations or liabilities of the parties hereto, as applicable, under this Agreement or the other Transaction Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Section 10.16 Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement (including, without limitation, Schedule 5.12 hereto) without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY By: __________________________________ Name: Title:

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NATIONAL BROADCASTING COMPANY HOLDING, INC. By: __________________________________ Name: Title:

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NBCUNIVERSAL, LLC By: __________________________________ Name: Title:

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NBCUNIVERSAL MEDIA, LLC By: __________________________________ Name: Title:

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COMCAST CORPORATION By: __________________________________ Name: Title:

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NAVY HOLDINGS, INC. By: __________________________________ Name: Title:

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ANNEX I

DEFINITIONS

“Action” means any claim, action, suit, arbitration, or any proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Closing Date” means March 27, 2013.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order (other than an order constituting an approval), writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HoldCo Shares” means the shares of common stock, par value $0.01 per share, of HoldCo.

“Initial Investment Agreements” means the Master Agreement, the NBCUniversal LLC Agreement and the other Ancillary Agreements (as defined in the Master Agreement).

“Knowledge of Comcast” means the actual knowledge of Arthur R. Block after reasonable inquiry.

“Knowledge of GE” means the actual knowledge of Briggs Tobin after reasonable inquiry.

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“Knowledge of NBCUniversal” means the actual knowledge of Richard Cotton after reasonable inquiry.

“Law” means any transnational, domestic or foreign federal, state, local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Liabilities” means any indebtedness, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, known or unknown, determined or determinable, joint, several or individual, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including those arising under or in connection with any Law (including any statute or regulation imposing liability on a “controlled group” basis), and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party or a party to any Transaction Document, whether based in contract, tort, implied or express, warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, encumbrance or other adverse claim, limitation or restriction of any kind (including, with respect to any securities, any limitation or restriction on the right to vote, sell or otherwise dispose of such securities).

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or other Person and including reasonable costs of investigation and attorneys’ fees).

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Securities Act” means the U. S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any specified Person means (a) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying

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a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control or (b) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Tax Matters Agreement” means the Tax Matters Agreement dated as of December 3, 2009 by and among GE, NBCUniversal, Comcast and the other parties thereto, as amended from time to time.

“Transaction Documents” means this Agreement, the NBCUniversal Common Unit Redemption Agreement, the NBCUniversal Common Unit Purchase Agreement, the HoldCo Share Purchase Agreement, the Exchange Agreement, the NBCUniversal LLC Agreement Amendment, the Second Amended and Restated NBCUniversal LLC Agreement, the TMA Assignment and Assumption Agreement, the TMA Amendment Agreement, the NBCH Assignment and Assumption Agreement, the HoldCo Notes, the Comcast Indemnity and the Marketing Assistance Agreements.

“U.S.” or “United States” means the United States of America.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional HoldCo Third Party Financing	5.04(c)
Additional HoldCo Third Party Financing Agreements	5.04(c)
Agreement	Preamble
Applicable GE Contracts	5.09(b)
Certificate of Designations	1.01(m)
Closing	1.03
Comcast	Preamble
Comcast Designee	1.01(a)
Comcast Indemnified Party	9.01
Comcast Indemnity	5.10(b)
Controlling Party	9.04(b)
Dispute	10.09(a)
End Date	8.01(d)
Exchange Agreement	1.01(n)
Excluded HoldCo Third Party Financing	5.04(b)
GE	Preamble
GE Indemnified Parties	9.02(a)
GE TSA	5.09(a)
HoldCo	Preamble

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Term	Section
HoldCo Acquisition	1.01(p)
HoldCo Charter	1.01(m)
HoldCo Common Shares	1.01(n)
HoldCo Distribution	1.01(f)
HoldCo Indemnified Parties	9.01
HoldCo Notes	1.01(k)
HoldCo Preferred Shares	1.01(n)
HoldCo Share Purchase Agreement	1.01(p)
HoldCo Share Purchase Price	1.01(p)
HoldCo Third Party Financing	5.04(a)
HoldCo Third Party Financing Agreements	5.04(a)
Indemnified Party	9.04(a)
Indemnifying Party	9.04(a)
Indenture	1.01(i)
Investment Company Act	3.10
Marketing Assistance Agreements	Recitals
Market Suspension	5.12(b)
Master Agreement	Recitals
NBCH NBCH Assignment and Assumption Agreement	Preamble 1.02
NBCUniversal	Preamble
NBCUniversal Common Unit Purchase Agreement	1.01(b)
NBCUniversal Common Unit Redemption Agreement	1.01(b)
NBCUniversal Common Units	Recitals
NBCUniversal Indemnified Parties	9.01
NBCUniversal LLC Agreement	Recitals
NBCUniversal LLC Agreement Amendment	1.01(h)
NBCUniversal Media	Preamble
NBCUniversal Preferred Units	1.01(h)
NBCUniversal Purchase Price	1.01(b)
NBCUniversal Redemption Price	1.01(b)
Peacock Fund Side Letter	5.11
QIB	3.10
QP	3.10
Real Estate Agreements	Recitals
Released Obligations	5.08(a)
Released Person	5.08(a)
Releasing Person	5.08(a)
Requisite Approvals/Filings	2.03
Second Amended and Restated NBCUniversal LLC Agreement	1.01(s)
Shared Underwriting Expenses	5.04(c)
Third Party Claim	9.04(a)
Third Party Financing	5.04(d)

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Term	Section
Third Party Financing Liabilities	5.04(d)
Third Party HoldCo Notes	5.04(c)
TMA Amendment Agreement	1.01(t)
TMA Assignment and Assumption Agreement	1.01(e)
Transactions	1.01
Transferable GE Contracts	5.09(b)

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Schedule 2.03
Requisite Approvals/Filings

1.
The FCC broadcast station licensees indirectly owned by NBCUniversal are required by the rules of the FCC to file the Transaction Agreement with the FCC within 30 days after execution of such agreement.

2.
Any and all required filings under the Brazilian Competition Act (Law 12.529/11) with respect to the transactions contemplated by the Transaction Agreement shall have been filed, and all applicable approvals under Brazilian competition law shall have been obtained.

3.
The FCC broadcast station licensees indirectly owned by NBCUniversal are required by the rules of the FCC to file the Second Amended and Restated Limited Liability Company Agreement of NBCUniversal, LLC with the FCC within 30 days after execution of such agreement.

Schedule 3.04
HoldCo’s Equity Interests

HoldCo owns, directly or indirectly, all of the outstanding capital stock of each of the following entities:

1.	New NBC A&E Holding Inc.

2.	Universal Television Enterprises Holdings Inc.

3.	Universal Home Entertainment Worldwide Holdings Inc.

4.	Universal Studios Home Entertainment Holdings Inc.

5.	Working Title Group Holdings Inc.

6.	Universal Studios Pay Television Holdings Inc.

7.	Universal Film Exchanges Holdings Inc.

8.	Universal Pictures Company of Puerto Rico Holdings Inc.

9.	Universal Studios Licensing Holdings Inc.

10.	Universal Studios Pay TV Latin America Holdings Inc.

Schedule 3.08
No Liabilities

(a)           Ownership of the entities listed on Schedule 3.04.

(b)           All Liabilities arising out of HoldCo’s status as part of GE’s consolidated group of companies, including, without limitation, Liabilities relating to Taxes and arising pursuant to applicable Law.

Schedule 5.12
Preferred Pricing

Preferred Rate of NBCUniversal Preferred Units

The Preferred Rate (as defined in Exhibit K) for the NBCUniversal Preferred Units shall be determined by Morgan Stanley & Co. LLC (“Comcast’s Financial Advisor”) such that, in the opinion of Comcast’s Financial Advisor, the NBCUniversal Preferred Units will have a fair market value equal to the Liquidation Preference (as defined in Exhibit K) of the NBCUniversal Preferred Units, in each case determined at the time of issuance of the NBCUniversal Preferred Units.  No later than two Business Days prior to the Closing, Comcast shall deliver to GE a written notice of the Preferred Rate, as so determined by Comcast’s Financial Advisor; provided, that as soon as practicable after the date hereof (but no later than three Business Days after the date hereof), Comcast’s Financial Advisor shall provide JPMorgan Securities, Inc. (“GE’s Financial Advisor”), with its reasonable indication of the Preferred Rate based on the best available information at the time and the methodology for determination of such rate, and periodically thereafter, until delivery of written notice of the Preferred Rate, Comcast’s Financial Advisor shall update GE’s Financial Advisor as to any material changes in that indicative rate.  Unless GE delivers, no later than one Business Day prior to the Closing, a written notice of objection to the Preferred Rate set forth in Comcast’s written notice delivered pursuant to the immediately preceding sentence (it being understood and agreed that GE must have a reasonable basis for such objection), the Preferred Rate shall be as determined by Comcast’s Financial Advisor and set forth in Comcast’s written notice.  If GE delivers such a notice of objection, Comcast and GE shall, and shall cause their respective financial advisors to, negotiate in good faith with a view to determining the Preferred Rate as soon as possible, and in any event no later than the Closing.

Dividend Rate on the HoldCo Preferred Shares

(a)           During the period commencing ten Business Days prior to the Closing, and in the manner consistent with the terms of the Preferred Shares Marketing Assistance Agreement relating to a Managed Offering (as defined therein), GE and Comcast shall instruct the Manager(s) (as defined in the Preferred Shares Marketing Assistance Agreement) to market the HoldCo Preferred Shares and solicit indications of interest and allocable orders from potential investors who are permitted to purchase the HoldCo Preferred Shares under the terms thereof.  The Manager(s) shall share the collective indications of interest and allocable orders with Comcast’s Financial Advisor (who may be one of the Managers).  Unless Comcast and GE otherwise agree, if, immediately prior to Closing, the allocable orders for the purchase of the HoldCo Preferred Shares are for a number of HoldCo Preferred Shares at least equal to the number of HoldCo Preferred Shares to be issued, then the dividend rate per annum on the

HoldCo Preferred Shares (the “HoldCo Preferred Dividend Rate”) shall equal the lowest rate at which such allocable orders for the purchase of the HoldCo Preferred Shares are for an amount at least equal to the number of HoldCo Preferred Shares to be issued.

(b)           Notwithstanding the foregoing, if allocable orders for the purchase of the Holdco Preferred Shares at the Closing are for an amount less than the number of HoldCo Preferred Shares to be issued, the HoldCo Preferred Dividend Rate shall be determined by the following process:

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On the Closing Date, each of Comcast’s Financial Advisor and GE’s Financial Advisor shall provide to the other its estimate of the dividend rate per annum for the HoldCo Preferred Shares such that at the time of issuance the Fair Market Value would be at least equal to the Liquidation Preference (as defined in Exhibit G) of the HoldCo Preferred Shares (the “Comcast Estimate” and the “GE Estimate”, as applicable).  Comcast’s Financial Advisor and GE’s Financial Advisor shall negotiate in good faith with a view to determining the HoldCo Preferred Dividend Rate as soon as possible thereafter.

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If Comcast’s Financial Advisor and GE’s Financial Advisor are unable to reach agreement on the HoldCo Preferred Dividend Rate within a reasonable period of time after the Closing Date, Comcast and GE will engage a nationally recognized investment bank (other than GE’s Financial Advisor or Comcast’s Financial Advisor) mutually acceptable to Comcast and GE (the “HoldCo Preferred Return Appraiser”) for purposes of determining the HoldCo Preferred Dividend Rate (it being understood that the fees and expenses of the HoldCo Preferred Return Appraiser shall be borne equally by Comcast and GE).  If Comcast and GE cannot agree on the identity of the HoldCo Preferred Return Appraiser, each of Comcast and GE shall designate five nationally recognized investment banks (none of which shall be GE’s Financial Advisor or Comcast’s Financial Advisor), and from among the investment banks so designated, one investment bank shall be randomly selected by lot and engaged as the HoldCo Preferred Return Appraiser.  Each of the Managers shall submit in writing to the HoldCo Preferred Return Appraiser all relevant information gathered in the course of its duties pursuant to subparagraph (a), including any indications of interest or allocable orders received during the ten Business Days prior to the Closing.

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The HoldCo Preferred Return Appraiser so agreed upon or selected, as the case may be, shall be directed to render a written opinion to each of Comcast and GE no later than the Business Day after its selection as

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to the estimated dividend rate per annum for the HoldCo Preferred Shares such that at the time of issuance the Fair Market Value would be at least equal to the Liquidation Preference (as defined in Exhibit G) of the HoldCo Preferred Shares; provided that (x) such estimated rate may not be higher than the higher of the Comcast Estimate and the GE Estimate or lower than the lower of the Comcast Estimate and the GE Estimate and (y) in arriving at its estimate, the HoldCo Preferred Return Appraiser shall not take into account any event occurring after the Closing.  The HoldCo Preferred Return Appraiser’s determination of the HoldCo Preferred Dividend Rate shall be final and binding upon the parties and shall be used to calculate the dividend payments owed to the holders of HoldCo Preferred Shares as though it had been the HoldCo Preferred Dividend Rate as of the Closing Date.

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For purposes hereof, “Fair Market Value” means the gross proceeds that GE would be expected to realize if it were to sell, immediately after issuance, the HoldCo Preferred Shares on an arm’s-length basis to one or more unrelated third parties, in an offering designed to maximize the gross proceeds to GE in a single transaction.

HoldCo Notes

The interest rates for the HoldCo Notes shall be determined as follows:

Three-Year Floating Rate HoldCo Notes

The interest rate for the three-year floating rate HoldCo Notes shall be equal to (i) LIBOR plus (ii) the simple average of the Daily 2016 G-Spreads for each day during the Notes Pricing Period minus (iii) the 3-year mid-swap spread as per the Bloomberg USSW screen at 5:00 p.m. Eastern Time on the last trading day preceding the Closing Date plus (iv) fifteen (15) basis points.

Five-Year Fixed Rate HoldCo Notes

The interest rate for the five-year fixed rate HoldCo Notes shall be equal to (i) the 5-year Benchmark Treasury Rate plus (ii) the simple average of the Daily 2018 G-Spreads for each day during the Notes Pricing Period plus (iii) fifteen (15) basis points.

Five-Year Floating Rate HoldCo Notes

The interest rate for the five-year floating rate HoldCo Notes shall be equal to (i) LIBOR plus (ii) the simple average of the Daily 2018 G-Spreads for each day during the Notes Pricing Period minus (iii) the 5-year mid-swap spread

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as per the Bloomberg USSW screen at 5:00 p.m. Eastern Time on the last trading day preceding the Closing Date plus (iv) fifteen (15) basis points.

Six-Year Fixed Rate HoldCo Notes

The interest rate for the six-year fixed rate HoldCo Notes shall be equal to (i) the 5-year Benchmark Treasury Rate plus (ii) the simple average of the Daily 2018 G-Spreads for each day during the Notes Pricing Period plus (iii) the difference between 5-year and 6-year mid-swap rates at 5:00 p.m. Eastern Time on the last trading day preceding the Closing Date as per the Bloomberg IRSB18 screen plus (iv) five (5) basis points plus (v) fifteen (15) basis points.

Definitions

For purposes of determining the interest rates on the HoldCo Notes as provided above:

“3-year Benchmark Treasury Rate” means the yield on the United States Treasury security that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of 3-year corporate debt securities, as per the Bloomberg USSW screen at 5:00 p.m. Eastern Time on the last trading day preceding the Closing Date.

“5-year Benchmark Treasury Rate” means the yield on the United States Treasury security that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of 5-year corporate debt securities, as per the Bloomberg USSW screen at 5:00 p.m. Eastern Time on the last trading day preceding the Closing Date.

The “Daily 2016 G-Spread” shall be determined on the Bloomberg YAS screen at 5:00 p.m. Eastern Time each day using the US On/Off The Run Sovereign Curve (I111), given the spread input of the average of (i) the spreads over the 3-year Benchmark Treasury Rate on all dealer-buy trades that day of $1MM or greater on Comcast’s 5.90% 3/15/16 Notes (as reported on Bloomberg TRACE or its equivalent successor if such page is not available), and (ii) the bid-side end-of-day quotes that day on Comcast’s 5.90% 3/15/16 Notes by 4 pre-determined broker-dealers, excluding the highest and lowest quotes.

The “Daily 2018 G-Spread” shall be determined on the Bloomberg YAS screen at 5:00 p.m. Eastern Time each day using the US On/Off The Run Sovereign Curve (I111), given the spread input of the average of (i) the spreads over the 5-year Benchmark Treasury Rate on all dealer-buy trades that day of $1MM or greater on Comcast’s 5.70% 5/15/18 Notes (as reported on Bloomberg TRACE or its equivalent successor if such page is not available), and (ii) the bid-

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side end-of-day quotes that day on Comcast’s 5.70% 5/15/18 Notes by 4 pre-determined broker-dealers, excluding the highest and lowest quotes.

“LIBOR” means 3-month USD LIBOR, which for the initial interest period for each of the three-year and five-year floating rate HoldCo Notes, shall be as reported on the Bloomberg USSW screen on the last trading day preceding the Closing Date, or its equivalent successor if such page is not available.

“Notes Pricing Period” means the last three consecutive trading days ending on and including the last trading day preceding the Closing Date.

All swap rates are mid and based on LIBOR (as defined above).

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